Exhibit 99.1
                                   Media Contact:       Ann Julsen
                                                        Maya Pogoda
                                                        Sitrick And Company
                                                        (214) 954-7913
                                                        (310) 788-2850

                                   Investor Contact:    Linda Press
                                                        Sitrick And Company
                                                        (310) 788-2850


FOR IMMEDIATE RELEASE


      PENNCORP FINANCIAL REACHES AGREEMENTS FOR SALE OF OPERATING COMPANIES


           New York - January 10, 2000 -- PennCorp Financial Group, Inc. (NYSE:PFG) announced today that it has entered into a definitive agreement for the sale of Southwestern Life Insurance Company and Security Life & Trust Insurance Company to Reassure America Life Insurance Company, an indirect U.S. subsidiary of Swiss Reinsurance Company of Zurich, Switzerland, for $260 million in cash, subject to certain adjustments. The sale agreement requires that the Company effectuate the sale through a voluntary Chapter 11 case, subject to bankruptcy court approval.

           The Chapter 11 case will only affect the holding company, PennCorp Financial Group, Inc., and certain non-insurance company affiliates. None of the insurance company subsidiaries will be included in the case.

           The Company, through its subsidiary American-Amicable Holdings Corp., has also entered into a definitive agreement for the sale of its Waco, Texas-based insurance operations to a new acquisition company formed by Thoma Cressey Equity Partners for $102 million in cash, subject to certain adjustments. The Waco-based operations include Pioneer Security Life Insurance Company, Occidental Life Insurance Company of North Carolina, American-Amicable Life Insurance Company of Texas and Pioneer American Insurance Company.

           Both sale agreements permit the Company to consider alternative sale or recapitalization proposals. In the event alternative offers are accepted, a transaction termination fee would be paid to Swiss Re and/or Thoma Cressey. The closing of each sale transaction is subject to customary conditions including regulatory approvals. In addition, the sale of the Waco-based companies is contingent upon the buyer's receipt of financing commitments.

           The gross proceeds from the sale transactions, estimated to total approximately $360 million, should provide full payment of PennCorp's approximately $165 million of bank debt, approximately $115 million of subordinated debt, and other unsecured claims. It is anticipated that any


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balance would be distributed to the Company's preferred stockholders, and no distribution would be made to the Company's common stockholders.

           Keith A. Maib, PennCorp President and Chief Executive Officer, said, "PennCorp intends to move forward with the sales of the insurance companies expeditiously in order to preserve their value. The sale transactions are targeted to close prior to the end of the first quarter."

           "During 1999, as a key component of its restructuring initiatives, PennCorp completed a series of divestitures as part of a program to reduce debt, decrease operating costs and seek solutions to strengthen its balance sheet," Mr. Maib said. "After careful evaluation, the board and management determined that a sale of the core insurance companies is in the best interests of the Company, including the policyholders of its insurance subsidiaries. This course of action will allow us to maximize the value of the enterprise and ensure the continuing operations of the core assets, and should provide full payment of all of the Company's obligations to its creditors."

           Mr. Maib also said, "The Company's senior management team has been communicating regularly with insurance regulators, who have assured policyholders that each of the insurance companies being sold has adequate capitalization and sufficient liquidity to meet their obligations to policyholders. The Company believes it will have adequate financial resources to fund operations during the restructuring period, and the Chapter 11 proceeding will have no material impact on the insurance subsidiaries and their policyholders. We will continue to provide our insurance products and serve our policyholders as before."

           Wasserstein Perella & Co., Inc. acted as financial advisor on the transactions.

           PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance to the middle market throughout the United States.

           Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

           All Statements in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rates levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and lapse rate profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing


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initiatives; (4) mortality, morbidity and other factors that may affect the profitability of PennCorp's insurance product; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A.M. Best Company ("A.M. Best"), which the Company believes are particularly important to the sale of annuity and other accumulation products; (9) PennCorp's continued ability to address Year 2000 issues; (10) PennCorp's ability to consummate its contemplated sales of its remaining operating subsidiaries; (11) unanticipated litigation, and (12) other risk factors and uncertainties cited in PennCorp's periodic filings with the Securities and Exchange Commission. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company.







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